Exhibit 16.1

March 16, 2012

U.S. Securities and Exchange Commission
100 F Streeet, NE
Washington, DC 20549

Dear Sir/Madam:

As of May 13, 2011, we were the independent registered public accounting firm for Kranem Corporation (the “Company’). Effective as of that date, Kranem Corporation became the sole shareholder of Xalted Networks, Inc., and the indirect holder of an equity interest in Xalted Information Systems Pvt. Ltd. (“Xalted Information”). From May 13, 2011 to the present, we have remained the Company’s independent registered public accounting firm and are associated with the financial statements of the Company which have been filed with the Securities and Exchange Commission since that date.

We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s current report on Form 8-K dated January 12, 2012, and are in agreement with the disclosure in that report insofar as it pertains to our firm. Without limitation, we are in agreement with the Company’s characterization of our firm as the Company’s “successor accountants” as that term is used in connection with the audit firms of entities engaging in reverse merger transactions.

De Joya Griffith & Company, LLC

Henderson, NV
03.16.12

2580 Anthem Village Dr., Henderson, NV 89052
Telephone (702) 563-1600 • Facsimile (702) 920-8049